                                                                      EXHIBIT 11
                  IMPERIAL HOLLY CORPORATION AND SUBSIDIARIES
                     COMPUTATION OF INCOME PER COMMON SHARE
                                  (UNAUDITED)
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

                                                          Three Months     Six Months
                                                              Ended          Ended
                                                          June 30, 1996   June 30, 1960
                                                          -----------------------------
                                                           (In Thousands of Dollars)
INCOME FOR PRIMARY AND FULLY DILUTED COMPUTATION:
 Income before Extraordinary Item:
  As reported                                               $     2,928    $     7,077
  Adjustments - none                                                  -              -
                                                            -----------    -----------
  As adjusted                                                     2,928    $     7,077
                                                            ===========    ===========
 Net Income:
  As reported                                               $     2,928    $     7,077
  Adjustments - none                                                  -              -
                                                            -----------    -----------
  As adjusted                                               $     2,928    $     7,077
                                                            ===========    ===========
PRIMARY EARNINGS PER SHARE:
  Weighted average shares of common stock outstanding        11,697,025     11,009,476
  Incremental shares issuable from assumed exercise of
   stock options under the treasury stock method                158,110        124,201
                                                            -----------    -----------
  Weighted average shares of common stock outstanding,
   as adjusted                                               11,855,135     11,133,677
                                                            ===========    ===========
  Primary earnings per share:
   Before extraordinary item                                $      0.25    $      0.64
                                                            ===========    ===========

   Net income                                               $      0.25    $      0.64
                                                            ===========    ===========
FULLY DILUTED EARNINGS PER SHARE:
  Weighted average shares of common stock outstanding        11,697,025     11,009,476
  Incremental shares issuable from assumed exercise
   of stock options under the treasury stock method             187,741        187,734
                                                            -----------    -----------
  Weighted average shares of common stock outstanding,
   as adjusted                                               11,884,766     11,197,210
                                                            ===========    ===========
  Fully diluted earnings per share:
   Before extraordinary item                                $      0.25    $      0.63
                                                            ===========    ===========

   Net income                                               $      0.25    $      0.63
                                                            ===========    ===========
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 This calculation is submitted in accordance with Item 601(b)(11) of
 Regulation S-K; the amount of dilution illustrated in this calculation is not required to be disclosed pursuant to paragraph 14 of Accounting
 Principles Board Opinion No. 15.